Exhibit 10.2

Confidential Treatment Requested by Netlist, Inc.

NETLIST, INC.

INVESTMENT AGREEMENT

Dated May 3, 2017

TR GLOBAL FUNDING V, LLC

as Investor

	3.1.1	Reporting	14
	3.1.2	Duty to Cooperate and Pursuit of Litigation	14
	3.1.3	Pursuit of Claim	15
	3.1.4	Duty to Inform	15
	3.1.5	No Change in Litigation Counsel or IPR Counsel Without Investor Notice	16
	3.1.6	Investor Consultation Rights Regarding Settlement	16
	3.1.7	Good Faith Dealings	16
	3.1.8	Compliance with the Investment Facility Documents	17
	3.1.9	Required Actions	17
	3.1.10	Compliance with Laws	17
	3.1.11	Existence	17
	3.1.12	Books and Records	17
	3.1.13	Payment of Taxes	17
	3.1.14	Permitted Liens	17
	3.1.15	Distributions to Creditors	17
	3.1.16	Fundamental Changes	17

3.2.	Waiver		17
3.3.	Covenants of Investor		17

	3.3.1	No Waiver of Privilege	17
	3.3.2	Good Faith Dealings	18
	3.3.3	Settlement and Cooperation	18
	3.3.4	No Present Interest in Patents	18

SECTION 4. COMMON INTEREST AND CONFIDENTIAL INFORMATION.			18

4.1.	Common Interest		18
4.2.	Non-Disclosure Generally		18
4.3.	Potentially Enforceable Disclosure Requests		19

SECTION 5. RETENTION OF COUNSEL.			19

5.1.	Retention of Litigation Counsel and IPR Counsel		19
5.2.	Litigation Counsel		19
5.3.	IPR Counsel		19
5.4.	Compensation of Litigation Counsel		20
5.5.	Compensation of IPR Counsel		20
5.6.	Removal of Litigation Counsel		20
5.7.	Removal of IPR Counsel		20

SECTION 6. FUNDING TERMS.			20

6.1.	Initial Investments		20
6.2.	Post-Closing Investments		20
6.3.	Counsel Fees		21
6.4.	Review and Approval of Fee Arrangements		21

	6.4.1	Investor Review and Approval	21

6.5.	Recoveries		21

	6.5.1	Resolution with Defendant	21
	6.5.2	Recoveries in Forms Other Than Cash	22
	6.5.3	Transaction Prior to Conclusion of Claim	22
	6.5.4	Conditions to Change of Control or Impairment of Claim	22
	6.5.5	No Commitment for Additional Investment	23

SECTION 7. CONDITIONS PRECEDENT.			23

7.1.	Conditions Precedent to Initial Investments		23

	7.1.1	Due Execution	23
	7.1.2	No Dispositive Ruling	23
	7.1.3	Request	23

7.2.	Conditions Precedent to All Investments		23

	7.2.1	No Default	23
	7.2.2	Representations and Warranties True and Correct	23
	7.2.3	No Contravention	24
	7.2.4	Request	24

SECTION 8. SECURITY.			24

8.1.	Security Agreement		24
8.2.	Condition to Investment		24
8.3.	Plaintiff Assistance in Perfection of Security		24
8.4.	Insolvency Proceeding		24

SECTION 9. TERMINATION BY INVESTOR.			24

9.1.	Investor Termination Events		24
9.2.	Investor Termination Event Procedure		25
9.3.	Waivers		25
9.4.	Failure to Disclose Information Related to Claim		26

	9.4.1	Non-Material Disclosures	26
	9.4.2	Procedure to Adjudicate Disclosure	26

9.5.	No Control of Litigation or Funded IPR Proceedings		26
9.6.	Retention of Documents		26
9.7.	Survival		26

SECTION 10. TERMINATION BY PLAINTIFF.			26

10.1.	Plaintiff Termination Events		26
10.2.	Plaintiff Termination Procedure		27

SECTION 11. MUTUAL TERMINATION EVENT.			27

11.1.	Mutual Termination		27

SECTION 12. TERMINATION.			27

12.1.	Remedies Upon Investor Termination Event		27
12.2.	Remedies Upon Plaintiff Termination Event		27
12.3.	Payments to Investor Upon Termination Event		27
12.4.	Remedies Cumulative		27
12.5.	Non-Performance		27

SECTION 13. PROCEEDS ACCOUNT.			28

13.1.	Proceeds Account		28

SECTION 14. DISPUTE RESOLUTION.			28

14.1.	Procedure		28

	14.1.1	Informal Settlement Meeting	28
	14.1.2	Confidential	28
	14.1.3	Statute of Limitations	29

14.2.	Arbitration		29

	14.2.1	Arbitral Confidentiality	29
	14.2.2	Damages	29
	14.2.3	Attorneys’ Fees	29
	14.2.4	Federal Arbitration Act	29

SECTION 15. RIGHT OF FIRST REFUSAL.			29

15.1.	Further Litigations		29

SECTION 16. CONFIDENTIALITY.			29

16.1.	Information Disclosed Prior to the Effective Date		29
16.2.	Information Disclosed From and After the Effective Date		30
16.3.	Confidentiality of Investor’s Information		30
16.4.	Agreement Confidentiality		30

	16.4.1	Strict Confidence	30
	16.4.2	Disclosure to Court	31

SECTION 17. INDEMNIFICATION.			31

17.1.		Plaintiff Indemnification	31
17.2.		Limitation of Liability for Certain Damages	31

SECTION 18. MISCELLANEOUS.			31

18.1.		Governing Law	31
18.2.		Jury Trial Waiver	32
18.3.		Entire Agreement	32
18.4.		Informed Consent and Knowledge	32
18.5.		Expenses of the Parties	32
18.6.		Cooperation	32
18.7.		Waiver and Amendment	32
18.8.		Construction	33
18.9.		Successors and Assigns	33
18.10.		Severability	33
18.11.		Relationship of the Parties	33

	18.11.1	Investor	33
	18.11.2	No Fiduciary Relationship	33
	18.11.3	No Partnership	33

18.12.		No Rights of Third Parties	33
18.13.		Notice to Parties	33
18.14.		Counterparts	34

v

INVESTMENT AGREEMENT

This Agreement (“Agreement”), effective as of May 3, 2017 (the “Effective Date”), is entered into by and between (a) TR Global Funding V, LLC, a Delaware limited liability company managed by TR Global Associates V, LLC (together with its successors and assigns, “Investor”) and (b) Netlist, Inc., a Delaware corporation (together with its successors and assigns, “Plaintiff”).

RECITALS

WHEREAS, at all times prior to and on the Effective Date, Plaintiff believes that it has valid and substantial claims against SK hynix Inc. and its Affiliates (collectively, the “Defendant”) arising from Defendant’s infringement of one or more claims of U.S. Patent Nos. 8,756,364, 8,516,185, 8,001,434, 8,359,501, 8,689,064, and 8,489,837 (collectively, the “Original Patents”) and 9,535,623, and 9,606,907 (the “Continuation Patents” and, together with the Original Patents, the “Patents”) based on Defendant’s manufacture, use, sale, offer for sale, importation, lease or other disposal of products that make unauthorized use of the technology described in the Patents; and

WHEREAS, the Patents are owned in their entirety by Plaintiff; and

WHEREAS, Plaintiff already has filed litigation in the International Trade Commission (“ITC”) and the U.S. District Court for Central District of California (“CDCA”) against Defendant alleging that Defendant’s products infringe the Original Patents; and

WHEREAS, Plaintiff intends to add the Continuation Patents to the litigation currently pending in the CDCA; and

WHEREAS, Defendant has commenced the Funded IPR Proceedings (as defined herein) against Plaintiff, six of which relate to the Patents; and

WHEREAS, Plaintiff seeks funding so that it may vigorously pursue the Litigation against Defendant and defend the Funded IPR Proceedings without having to bear the economic burden and risks of potentially expensive and uncertain litigation; and

WHEREAS, Plaintiff wishes to secure from Investor an investment to vigorously pursue the Litigation against Defendant, including the defense of any Funded IPR Proceeding or other claim or counterclaim involving the enforceability of the Patents; and

WHEREAS, Plaintiff and Investor are committed to fully cooperating with one another in connection with Plaintiff’s prosecution and resolution of the Litigation with the intention of reasonably maximizing Recoveries; and

WHEREAS, Plaintiff and Investor wish to cooperate in connection with the prosecution and resolution of the Litigation and to share the Recoveries, under the terms and conditions set forth below, if the Litigation is successfully resolved, whether through a litigated resolution, settlement, a corporate transaction or otherwise; and

WHEREAS, Investor is willing to provide an investment on a nonrecourse basis, such that it will be entitled to no payment on account of the Claims if there are no Recoveries, but provided that Investor will be secured by the Collateral to the extent of its rights to and interests in such Recoveries.

NOW, THEREFORE, Plaintiff and Investor agree as follows:

SECTION 1.   DEFINITIONS; RULES OF CONSTRUCTION

1.1.       Definitions.  Capitalized terms have the meanings ascribed herein, whether in the preamble, the Recitals, the Definitions or otherwise.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the board of directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  For the avoidance of doubt, Investor shall not be considered an “Affiliate” of Plaintiff.

“Agreement” has the meaning ascribed to such term in the preamble.

“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York.

“Cash Recovery” has the meaning set forth in Section 6.5.1.

“Cause” means the removal by Plaintiff of Litigation Counsel or IPR Counsel as a result of Litigation Counsel’s or IPR Counsel’s willful malfeasance, gross negligence, willful neglect, breach of any duty or responsibility owed by counsel to its client under the applicable rules of ethics or professional conduct or bad faith in the performance of its duties to Plaintiff.

“Change of Control” means (i) the sale, lease or transfer (other than as a Permitted Lien), in one or a series of related transactions, of all or substantially all the assets of the Plaintiff and its Affiliates, taken as a whole, to a Person; or (ii) the acquisition by any Person or “group” (within the meaning of Sections 13(d)(3), 13(d)(5), or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision) in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 25% or more on a fully diluted basis of the voting and/or economic interest in the equity securities of Plaintiff or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Plaintiff.

“Claim” means the Litigation, all settlement efforts arising from or related to the Litigation or the Patents, and any other proceeding within the scope of the Litigation Counsel Fee Agreement; provided,  however, that Claim shall not include the Funded IPR Proceedings, any third party claim against Plaintiff and any claim Defendant or any third party may assert against Plaintiff unrelated to the Patents, such as, without limitation, a claim that Plaintiff infringes Defendant’s patent(s) or other intellectual property.

“Collateral” means the collateral provided to secure the obligations of Plaintiff under this Agreement, as described in the Security Agreement.

“Common Interest Material” means any Document or Communication relating to the Claim or the Funded IPR Proceedings, including any evaluation thereof or negotiation with respect thereto, whether written or oral, between or among any of the Plaintiff, Litigation Counsel, IPR Counsel and Investor to the extent that such Document or Communication was intended to be protected by attorney-client privilege between Litigation Counsel and the Plaintiff, IPR Counsel and the Plaintiff, the work-product doctrine or any other privilege, immunity or protection from involuntary disclosure to another.  Notwithstanding the foregoing, information is not Common Interest Material if it (a) was or becomes generally available to the public other than by breach of this Agreement or a confidentiality agreement between or among any of Plaintiff, Litigation Counsel, IPR Counsel and Investor; or (b) is required to be disclosed by law, regulation or legal process.

“Communication” means any oral, written or electronic transmission of information between entities and/or persons, including meetings, discussions, conversations, email messages (including attachments), text messages, voice mail messages, chat messages, instant messages, telephone calls, memoranda, notes, letters, telecopies, telexes, conferences or seminars.

“Conclusion of the Claim” means the final resolution of the Claim, whether by settlement, the entry of a non-appealable final judgment against Plaintiff, the mutual agreement of the Parties to abandon the Claim, the enforcement of a final, non-appealable judgment in favor of Plaintiff or for any other means.

“Confidential Information” means:

(i)     the Common Interest Material;

(ii)    this Agreement, including any discussions and negotiations related to this Agreement, term sheets related to the subject matter of this Agreement and drafts of such term sheets and of this Agreement;

(iii)   to the extent not already covered as Common Interest Material, (a) Plaintiff’s, Litigation Counsel’s, IPR Counsel’s or Investor’s strategies, tactics, analyses or expectations regarding the Claim, the Litigation, or the Funded IPR Proceedings; (b) any professional work product relating to the Claim, the Litigation, or the Funded IPR Proceedings, whether prepared for Plaintiff, Litigation Counsel, IPR Counsel or Investor; and (c) any other material prepared by or for Plaintiff, Litigation Counsel, IPR Counsel or Investor with the expectation that such material would be maintained as confidential from others.

(iv)   all Documents and Communications provided between or among any of Plaintiff, Litigation Counsel, IPR Counsel and Investor pursuant to a confidentiality agreement.

Notwithstanding the foregoing, information is not Confidential Information if it (a) was or becomes generally available to the public other than by breach of this Agreement or a confidentiality agreement between or among any of Plaintiff, Litigation Counsel, IPR Counsel and Investor; (b) was, as documented by the written records of the receiving Party, known by the receiving Party at the time of disclosure to it or was developed by the receiving Party or its representatives without using Confidential Information or information derived from Confidential Information; (c) was disclosed to the receiving Party in good faith by a third party who has an independent right to disclose such subject matter and information; or (d) is required to be disclosed by law, regulation or legal process.

“Continuation Patents” has the meaning set forth in the Recitals.

“Costs” means, collectively, Litigation Costs and IPR Costs.

“Debt” means, with respect to any Person, (i) all obligations (whether secured or unsecured) of such Person for money borrowed or with respect to deposits or advances of any kind and all other obligations (contingent or otherwise) of such Person with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured; (ii) all obligations of such Person evidenced by notes, bonds, debentures, loan agreements, reimbursement agreements, note subscription agreements or similar instruments (including senior, mezzanine and junior borrowings); (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all capital lease obligations of such Person; (v) all obligations in respect of derivative instruments to the extent required to be reflected as a liability on a balance sheet of such Person under GAAP; (vi) all indebtedness referred to in clause (i), (ii), (iii) or (iv) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (vii) all Debt of others guaranteed by such Person or for which such Person has otherwise assumed responsibility on, before or after the date such indebtedness is incurred.

“Defendant” has the meaning set forth in the Recitals.

“Disclosing Party” has the meaning set forth in Section 4.3.

“Document” means any recorded information (whether printed, typed, photocopied, handwritten, recorded, electronically stored, produced or reproduced or created by any other process), tangible thing or any other compilation of information that is within Plaintiff’s possession, custody or control, including any and all:

(a) accountants’ work papers, advertising, circulars, advisories, agreements, appointment books, articles, bills, binders, books, brochures, bulletins, cables, calendars, charts, checks, circulars, compilations, computer printouts, confirmations, contracts, correspondence, desk pads, diaries, drafts, drawings, exhibits, facsimiles, financial statements, ledgers, forecasts, graphs, guidelines, invoices, instructions, letters, lists, logs, manuals, memoranda, messages, microfiche, microfilm, minutes of meetings, notebooks, notes, outlines, pamphlets, periodicals and clippings from periodicals, placement slips, pleadings, policies, post-it notes, projections, prospectuses, questionnaires, receipts, records, reports, rules, schedules, statements, studies, subscription agreements or pages, summaries, tables, telecopies, telefaxes, telegrams, telephone messages, telexes, translations, treaties, wire messages and worksheets;

(b) graphic or audio records or representations of any kind, including photographs, charts, drawings, graphs, microfiche, microfilm, videotapes, recordings and motion pictures;

(c) electric, electronic, magnetic, mechanical and optical records or representations of any kind, including e-mails, tapes, cassettes, computer discs, recordings, computer memories or other electronic data compilations;

(d) final versions and all drafts; and

(e) all originals, as well as copies that vary from the original in any respect, including variations due to handwritten notes, editing, interlineations, blind copies and other alterations.

“Effective Date” has the meaning set forth in the preamble.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Financing Documents” means (i) all “Loan Documents” as defined in the Loan and Security Agreement, dated as of October 21, 2009, between Silicon Valley Bank and Plaintiff (as the same has been amended), and (ii) all “Transaction Documents” as defined in the Note Agreement.

“Final Order” means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new

Confidential Treatment Requested.  Omitted portions are marked with [*****] and have been filed separately with the Securities and Exchange Commission.

trial, reargument, or rehearing has expired and no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing is then pending or, (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, (a) such order or judgment has been affirmed by the highest court to which such order was appealed, certiorari has been denied, or a new trial, reargument, or rehearing has been denied or resulted in no modification of such order and (b) the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure may be filed relating to such order shall not prevent such order from being a Final Order, except as provided in the Federal Rules of Appellate Procedure.

“Funded IPR Proceeding” and “Funded IPR Proceedings” means [*****]

 “Funding Date” means, individually and collectively, the Initial Funding Date and each Subsequent Funding Date.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

“Indemnitees” has the meaning set forth in Section 17.1.

“Indemnified Matters” has the meaning set forth in Section 17.1.

“Initial Funding Date” has the meaning ascribed to such term in Section 7.1.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property; or (c) an assignment for the benefit of creditors.

“Intercreditor Agreement” means, collectively, each of (i) the Intercreditor Agreement, dated as of the Effective Date (the “SVB Intercreditor Agreement”), among Investor, Silicon Valley Bank, and Plaintiff, in form and substance satisfactory to Investor, a copy of which is attached hereto as Exhibit A-1, and (ii) the Intercreditor Agreement, dated as of the Effective Date (the “SVIC Intercreditor Agreement”), among Investor, SVIC and Plaintiff, in form and substance satisfactory to Investor, a copy of which is attached hereto as Exhibit A-2.

“Investment” means sums advanced by Investor to pay Costs hereunder.

Confidential Treatment Requested.  Omitted portions are marked with [*****] and have been filed separately with the Securities and Exchange Commission.

“Investment Facility” means the investment facility established hereunder for Investments by Investor.

“Investment Facility Documents” means this Agreement, any Security Documents, the Intercreditor Agreement and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Investment or any other Obligation.

“Investment Request” means (a) a request for payment of Litigation Costs provided by Litigation Counsel to Investor in substantially the form annexed as Exhibit B1, which shall be accompanies by a certification from Plaintiff in substantially the form annexed as Exhibit B2, and (b) a request for payment of IPR Costs provided by Plaintiff to Investor, in each case to request an Investment, in substantially the form annexed as Exhibit B3.  Each Investment Request shall have attached to it the invoices that are to be paid by Investor pursuant to the terms of this Agreement.

“Investor” has the meaning set forth in the preamble.

“Investor Billing Guidelines” means the Investor Litigation Management and Billing Guidelines for Retained Counsel Effective as of January 1, 2017 (as the same may be amended or modified from time to time).

“Investor Termination Event” has the meaning set forth in Section 9.1.

“IPR Costs” means the costs properly incurred in defending the Funded IPR Proceedings from and after January 1, 2017 by or on behalf of Plaintiff, including the professional fees and expenses (including travel expenses) incurred by IPR Counsel in accordance with the IPR Counsel Fee Agreement and, subject to the terms of this Agreement: (i) professional fees and expenses for advisors, experts or witnesses retained by IPR Counsel, (ii) fees and expenses for trial preparation and presentation support services, (iii) fees and expenses for third-party document collection, storage and management fees, and (iv) fees due to the court or other costs within the scope of the IPR Counsel Fee Agreement, which costs shall not exceed the IPR Fee Cap.

“IPR Counsel” means, collectively, Morrison & Foerster LLP and McAndrews Held and Malloy Ltd. and, subject to Investor’s rights pursuant to Section 3.1.5, any successor counsel retained by Plaintiff to defend the Claim.

“IPR Counsel Fee Agreement” has the meaning set forth in Section 5.5.

“IPR Fee Cap” means [*****]; provided, that in no event shall (a) fees paid to IPR Counsel incurred in connection with any individual Funded IPR Proceeding exceed [*****] and (b) expenses incurred in connection with any individual Funded IPR Proceeding exceed [*****].

“ITC” has the meaning set forth in the Recitals.

“Lien” means any mortgage, deed of trust, pledge, lien (common law, statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement,

Confidential Treatment Requested.  Omitted portions are marked with [*****] and have been filed separately with the Securities and Exchange Commission.

any capitalized lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Litigation” means, collectively, the investigation pending in the ITC Inv. No. 337-TA-1023 alleging that Defendant’s products infringe the Original Patents and the lawsuit Plaintiff filed against Defendant in the U.S. District Court for Central District of California Case No. 8-16-cv-1605, alleging that Defendant’s products infringe the Patents.  For the avoidance of doubt, consistent with Section I of the Litigation Counsel Fee Agreement (Scope of Engagement), “Litigation” does not include any appeal taken from a decision or adjudication reached or issued in either of Inv. No. 337-TA-1023 or Case No. 8-16-cv-1605, or any other litigation or adversarial proceeding.

“Litigation Costs” means the costs properly incurred in prosecuting the Claim from and after January 1, 2017 by or on behalf of Plaintiff, including the professional fees and expenses (including travel expenses) incurred by Litigation Counsel in accordance with the Litigation Counsel Fee Agreement and, subject to the terms of this Agreement: (i) professional fees and expenses for advisors, experts or witnesses retained by Litigation Counsel, (ii) fees and expenses for trial preparation and presentation support services, (iii) fees and expenses for third-party document collection, storage and management fees, and (iv) fees due to the court, ITC or other costs within the scope of the Litigation Counsel Fee Arrangement; provided, that, Investor shall not pay fees in excess of the ITC Fee Cap or the District Court Fee Cap (each as defined in the Litigation Counsel Fee Agreement).  For avoidance of doubt, Litigation Costs does not include costs incurred in connection with any patent other than the Patents or any matter not within the scope of the Litigation.

“Litigation Counsel” means Mintz Levin; any additional counsel Mintz Levin reasonably determines to associate; and, subject to Investor’s rights pursuant to Section 3.1.5, any successor counsel retained by Plaintiff to prosecute the Claim.

“Litigation Counsel Fee Agreement” has the meaning set forth in Section 5.4.

“Material Adverse Change” means a material adverse change, as determined by the Investor in good faith, in or on (i) the ability of the Plaintiff to perform its obligations under this Agreement or any other Investment Document, (ii)  Investor’s right, title and interest in the Collateral or on the material rights and remedies of Investor under any Investment Document, (iii) the validity or enforceability of this Agreement or any other Investment Document, or (iv) the business, financial position, assets or properties of Plaintiff or its Affiliates.  For the avoidance of doubt, a Material Adverse Change does not include a material adverse change to the likelihood of the success of the prosecution of the Claim.

“Mintz Levin” means Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

“Note Agreement” means the Senior Secured Convertible Promissory Note and Warranty Purchase Agreement, dated as of November 18, 2015, between SVIC, Plaintiff, and each Subsidiary party thereto, as the same has been amended, restated, or otherwise modified.

“Obligations” means (a) the obligation of Plaintiff to pay to Investor from the Recoveries pursuant to the terms of this Agreement, (b) the obligations of Plaintiff under Section 17.1, and (c) any other obligation of Plaintiff to pay money to Investor under this Agreement.

“Original Patents” has the meaning set forth in the Recitals.

“Parties” means Investor and Plaintiff, each of which, alone, is a “Party.”

“Patents” has the meaning set forth in the Recitals.

“Payment Procedures” has the meaning set forth in Section 6.1.

“Permitted Liens” means (i) Liens securing the Obligations, and (ii) Liens permitted under the Existing Financing Documents.

“Person” means an individual, partnership, limited liability company, trust, estate, corporation, custodian, nominee or any other individual or entity acting on its own or in any representative capacity.

“Plaintiff” has the meaning set forth in the preamble.

“Plaintiff Termination Event” has the meaning set forth in Section 10.1.

“Pre-Effective Date NDA” means the Nondisclosure Agreement, dated January 28, 2017, between the Plaintiff and Investor Capital Management, LLC.

“Proceeds Account” means an account established as described in Section 13.1.

“Recoveries” means any and all consideration and value received by Plaintiff (prior to any netting, offset, reduction or deduction of any fees, costs, expenses, payment of taxes or payment of any other amounts) in partial or complete resolution of the Claim or the Litigation, including: (a) any and all gross, pre-tax monetary awards, damages, recoveries, judgments or other property or value awarded to, recovered by or on behalf of (or reduced to a debt owed to) Plaintiff or Investor on account or as a result or by virtue (directly or indirectly) of the Claim, whether by negotiation, arbitration, mediation, diplomatic efforts, lawsuit, settlement, or pursuant to a corporate transaction of any nature, or otherwise, and includes all of the Plaintiff’s legal and/or equitable rights, title and interest in and/or to any of the foregoing, whether in the nature of ownership, lien, security interest or otherwise, plus (b) any recovered interest, penalties, attorneys’ fees and costs in connection with any of the foregoing (including, without limitation, post-judgment interest, costs and fees), plus (c) any consequential, actual, punitive, exemplary or treble damages awarded or recovered on account thereof, plus (d) any interest awarded or later accruing on any of the foregoing (including, without limitation, post-judgment interest), plus (e) any recoveries against attorneys, accountants, experts or officers in connection with any of the foregoing or the pursuit of the Claim.

“Reference Entity” means, individually and collectively, the Defendants and any other parties listed as defendants or counterclaim defendants in the Litigation, jointly and severally, and including their Affiliates, and any other person or entity added or joined to the Litigation from time to time as a defendant or indemnitor or against whom proceedings are asserted or threatened even if such person or entity is not named or served.

“Representatives” has the meaning set forth in Section 16.4.1.

“Security Agreement” has the meaning set forth in Section 8.1.

“Security Documents” means this Agreement and all other agreements, instruments and other documents delivered by or on behalf of Plaintiff that create or perfect any Lien on any property of Plaintiff.

“Special Damages” has the meaning set forth in Section 17.2.

“Subsequent Funding Date” has the meaning set forth in Section 1.1.

“SVIC” means SVIC No. 28 New Technology Business Investment L.L.P.

“Tax Returns” has the meaning set forth in Section 2.1.7.

“Termination Date” means the earlier to occur of (a) the date of termination of this Agreement by written consent of the Parties pursuant to Sections 11 and 12 of this Agreement, (b) the date of termination of this Agreement by Plaintiff or Investor pursuant to Sections 9,  10 and 12 of this Agreement, or (c) the date by which (i) all of the Litigation has been resolved by Final Order or settlement among the parties, (ii) all of the Funded IPR Proceedings have been resolved by Final Order or settlement among the parties, (iii) Plaintiff has remitted to Investor the Gross Recoveries, and (iv) all Obligations have been indefeasibly paid in full.

“Termination Event” has the meaning set forth in Section 10.2.

1.2.       Certain Matters of Construction.  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  The terms “include,” “includes,” and “including” shall mean “including, without limitation” and, for purposes of each Investment Facility Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Investment Facility Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Investment Facility Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes successors and permitted assigns of such Person; (f) time of day means time of day at Investor’s notice address as specified in Section 18.3; or (g) discretion of a Person means the sole and absolute discretion of such Person.  The Definitions to this Agreement are a material part of this Agreement having the same force and effect as a mutual representation, warranty and covenant of the Parties.

References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

SECTION 2.    REPRESENTATIONS AND WARRANTIES.

2.1.      Plaintiff’s Representations and Warranties.  To induce Investor to enter into this Agreement and to make the Investments, Plaintiff represents and warrants on the Effective Date, and each Funding Date that:

2.1.1    Common Interest/Confidentiality. Plaintiff has received advice from legal counsel of its choosing regarding the common interest doctrine and confidentiality in the context of and in connection with this Agreement.

2.1.2    Full Disclosure. Plaintiff has (a) taken all reasonable efforts to provide Investor all material information related to the Claim and the Funded IPR Proceedings, other than any information protected solely by the attorney-client privilege, and (b) not intentionally withheld from Investor any non-privileged material information related to the Claim and the Funded IPR Proceedings; provided, as to both (a) and (b), that such information was reasonably necessary for Investor to evaluate the merits and value of, and the ability of Plaintiff to collect on, the Claim.  There is no information in the knowledge, possession or control of Plaintiff or any of its Representatives that is or is likely to be material to Investor’s assessment of the Claim and the Funded IPR Proceedings that has not been disclosed to Investor, and Plaintiff believes (and does not have, and has not been informed by any of its Representatives of, any belief to the contrary) that the Claim and the Funded IPR Proceedings are meritorious and Plaintiff is likely to prevail.

2.1.3    No Impairment.

(a)     Plaintiff has not taken any action (including executing documents), or failed to take any action, the result of which would be to (i) adversely affect the Claim and the Funded IPR Proceedings, or (ii) except as set forth in the Existing Financing Documents, give any Person other than Plaintiff, Litigation Counsel, and Investor an interest in the Recoveries.

(b)     Except for the Litigation and the proceedings listed on Schedule 2.1.11, Plaintiff has not instituted any action, suit or arbitration concerning the Claim and will not institute any action, suit or arbitration concerning the Claim other than with the express written authorization of Investor until after the Conclusion of the Claim.

2.1.4    Right to Bring the Litigation.  Plaintiff represents that it has the full right, title and authority to bring the Litigation and that no Person other than the Plaintiff has the right, title and authority to assert the Claim.  Plaintiff represents that no Person other than the Plaintiff has the right, title and authority to claim any right to or interest in the Claim or Recoveries, other than as provided in this Agreement.  Other than financing statements filed in favor of holders of Permitted Liens, no effective financing statement, notice of tax lien or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing office with respect to a valid Lien.

2.1.5    Completeness and Accuracy.  (a) All material information Plaintiff has provided, or caused to be provided, to Investor, Litigation Counsel and/or IPR Counsel is to the

best of Plaintiff’s knowledge and belief true and correct in all material respects, and (b) all Plaintiff’s representations and warranties in this Agreement are to the best of Plaintiff’s knowledge and belief true and correct in all material respects.

2.1.6    Liens of Investor.  All Liens granted to Investor in the Collateral are duly perfected (subject to the Perfection Requirements, as defined in the Security Agreement) (a) first priority Liens with respect to the Collateral other than the Patents, and (b) second Priority Liens with respect to the Patents.  Plaintiff has not transferred any interest in or created any Lien upon the Claim or Plaintiff’s right to any proceeds thereof (except Permitted Liens).

2.1.7    Taxes.  Plaintiff has filed all federal, state, local and non-U.S. tax returns and other reports (“Tax Returns”) that it is required by Applicable Law to file.  All such Tax Returns were correct and complete in all material respects.  All taxes due and owing by the Plaintiff (whether or not shown on any Tax Return) have been paid.  There are no Liens for taxes (other than taxes not yet due and payable or taxes that are being contested in good faith to the extent reflected on Plaintiff’s financial statements) upon any Property of Plaintiff.

2.1.8    Brokers.  There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Investment Facility Documents.

2.1.9    Compliance with Laws.  Plaintiff has duly complied in all material respects with all Applicable Law.  To the best of Plaintiff’s knowledge, there have been no citations, notices or orders of material noncompliance issued to Plaintiff under any Applicable Law.

2.1.10  Litigation.  Except for the Litigation, the Funded IPR Proceedings, and the proceedings or investigations listed on Schedule 2.1.10, there are no proceedings or investigations pending or threatened against Plaintiff.

2.1.11  Patent Litigation.  The Litigation, the Funded IPR Proceedings and the proceedings listed on Schedule 2.1.11 represent all currently pending litigation or other proceedings regarding the Patents.

2.1.12  No Defaults.  No event or circumstance has occurred or exists that constitutes an Investor Termination Event.

2.1.13  Defendant/Samsung.  To the best of Plaintiff’s knowledge, Defendant is not an Affiliate or otherwise related to Samsung Electronics Co., Ltd. or any of its Affiliates.

2.1.14  Litigation Counsel.  Litigation Counsel has agreed that it will comply with (a) the provisions that relate to Litigation Counsel herein, including the Payment Procedures set forth on Exhibit E, and (b) the Investor Billing Guidelines, a copy of which Plaintiff has provided to Litigation Counsel.

2.1.15  IPR Counsel.  Each IPR Counsel has agreed that it will comply with (a) the provisions that relate to IPR Counsel herein, including the Payment Procedures set forth on Exhibit E, and (b) the Investor Billing Guidelines, a copy of which Plaintiff has provided to IPR Counsel.

2.2.      No Representation or Warranty Regarding Assets or Litigation.  Nothing in this Agreement shall be construed to be (and Plaintiff expressly disclaims making) any representation or warranty regarding the merits or potential outcome of the Litigation or the Funded IPR Proceedings.

2.3.      Investor’s Representations.  Investor hereby represents and warrants on the Effective Date that:

2.3.1    Funds. Investor has and will continue to have sufficient funds available to fulfill its financial obligations under this Agreement.

2.3.2    Fully Informed.  Investor has reviewed all the information about the Claim and Funded IPR Proceedings provided to it.

2.3.3    No Conflicts of Interest.

(a)     Investor has not: (a) paid a referral fee to any party, including Litigation Counsel, in connection with the Claim, Plaintiff or this Agreement; (b) entered any transaction with Litigation Counsel that has or would make Litigation Counsel a part owner of Investor; (c) contracted with any other party or potential party to the Claim; or (d) engaged in negotiations with any other party or potential party to the Claim.

(b)     Investor will not: (a) pay a referral fee to any party, including Litigation Counsel, in connection with the Claim, Plaintiff or this Agreement; (b) transfer or agree to transfer any ownership in Investor to Litigation Counsel; or (c) contract with any other party or potential party to the Claim without full disclosure to Plaintiff.

(c)     Investor does not have a duty or contractual or other obligation to monetize its interest in the Claim within any particular time frame.

2.3.4    No Waiver of Privilege.  Investor has not disclosed any Common Interest Material to anyone without the prior written consent of Plaintiff.

2.3.5    Secondary Market Financing.

(a)     Investor has not sold or entered negotiations to sell any or all of its interest in the Claim or the Recoveries to anyone.

(b)     Investor will not securitize its interest in the Claim or the Recoveries.

2.4.      Mutual Representations.

2.4.1    Organization and Qualification.  Each Party is duly organized and validly existing under the laws of the State of Delaware and has all the requisite power and authority to own, lease and operate its assets, to execute, deliver and perform the Investment Facility Documents and to carry on its business as now conducted.

2.4.2    Power and Authority.  Each Party represents that it has expressly authorized its undersigned representative to execute this Agreement on the Party’s behalf as its duly authorized agent.  Each Party is duly authorized to perform its obligations under the Investment Facility Documents and no other authorization, approval or other action by, or notice to, any Governmental Authority or any other Person is required in connection with the due execution, delivery and performance of the Investment Facility Documents.  The execution, delivery and performance of the Investment Facility Documents do not violate or contravene any Applicable Law or any contract or other agreement to which each Party is a party, or any order or decree directly binding on it.

2.4.3    Enforceability.  Each Investment Facility Document is a legal, valid and binding obligation of Plaintiff, enforceable in accordance with its terms.  Each Party represents that the making and performance of this Agreement will not violate any provision of the Party’s articles of incorporation, membership agreement, charter, bylaws or other governing documents or any other agreement or instrument to which such Party is bound.  Each Party has had the opportunity to consult with legal counsel of its choosing with respect to the terms and effect of the Investment Facility Documents.

SECTION 3.  COVENANTS.

3.1.      Covenants of Plaintiff.

3.1.1    Reporting.  Plaintiff covenants that all representations and warranties as to statements of fact shall, to the best of its knowledge and belief, remain true throughout the term of this Agreement and that it will promptly inform Investor if it determines that any such representation and warranty is not true.  Plaintiff further will use its best efforts to provide or cause to be provided to Investor and Litigation Counsel all material information relating to the merits and value of, and the ability of Plaintiff to collect on, the Claim, other than (with respect to Investor only) any information protected solely by the attorney-client privilege.  Notwithstanding the foregoing, nothing in this Section 3.1.1 shall affect the obligations of Plaintiff or Litigation Counsel to comply with the requirements of any protective order.  Plaintiff shall promptly provide to Investor copies of any reports regarding the Litigation and the Funded IPR Proceedings made publicly available after the Effective Date.

3.1.2    Duty to Cooperate and Pursuit of Litigation. Plaintiff covenants to diligently and in good faith cooperate in and pursue the prosecution of the Claim, and the defense of the Funded IPR Proceedings.  Plaintiff shall: (a) pursue the Claim and all of the Plaintiff’s legal and equitable rights arising in connection with such Claim; (b) use its best efforts to bring about the reasonable monetization of the Claim; and (c) collect and enforce any settlement, final judgment or award; provided, however, that nothing in this Agreement shall require Plaintiff to continue to prosecute the Claim to the extent that Plaintiff reasonably determines that the Claim no longer has merit.  Plaintiff will promptly and fully assist Litigation Counsel and IPR Counsel, as applicable, as reasonably necessary to efficiently conduct and successfully conclude prosecution of the Claim and the Funded IPR Proceedings.  Notwithstanding the foregoing, Plaintiff agrees not to discontinue prosecution of the Claim or defense of the Funded IPR Proceedings without providing thirty days’ written notice to Investor and without giving good faith consideration to Investor’s response, if any; provided, further, that if Plaintiff proceeds to discontinue prosecution of the Claim or defense of the Funded IPR Proceedings over Investor’s objection, Investor shall have the right to immediately cease funding hereunder and terminate this Agreement in accordance with Sections 9 and 12.  For the avoidance of doubt, such cooperation includes all actions any party to litigation can usually be expected to take, including, (a) making Documents and witnesses reasonably available to Litigation Counsel and IPR Counsel, as applicable; (b) responding to and participating in the discovery process to the full extent reasonably requested by Litigation Counsel and IPR Counsel, as applicable, including the production of all responsive Documents as directed by Litigation Counsel and IPR Counsel, as applicable; (c) submitting to examination, whether in deposition, at evidentiary hearings or otherwise; (d) verifying statements under oath; (e) appearing at any proceedings; and (f) making decisions concerning litigation and settlement strategy in a prompt and reasonable manner.  The examples in the preceding sentence are illustrative and do not limit Plaintiff’s duty to cooperate in any way.

3.1.3    Pursuit of Claim.  Plaintiff shall not do anything to prejudice any benefits, rights or causes of action sought or advanced in connection with, or the general pursuit of, the Claim.

3.1.4    Duty to Inform.  Subject to other subsections in this Section 3.1, Plaintiff agrees and undertakes to keep Investor informed or to cause Investor to be informed about the Claim and the Funded IPR Proceedings at all times and to provide all information regarding the Claim and the Funded IPR Proceedings, including at Investor’s request.  Without limiting the generality of the foregoing, Plaintiff acknowledges and agrees as follows:

(a)     Non-Privileged Information. Pursuant to the Litigation Counsel Fee Agreement and the IPR Counsel Fee Agreement, Plaintiff has instructed Litigation Counsel and IPR Counsel, and if further instructions are needed, will use its best efforts to timely instruct Litigation Counsel and IPR Counsel, to provide Investor with all material non-privileged information relating to the Claim as soon as practicable, regardless of the information’s source, confidentiality or form, unless to do so would be a breach of an obligation to a third party, an order of a court or other governmental authority, or Investor already possesses or controls such information.

(b)     Work Product. Acknowledging that this Agreement contains provisions requiring each Party to protect the confidentiality of any Confidential Information disclosed to it and that some such information is protected by the work product doctrine, Plaintiff has instructed Litigation Counsel, as set forth in the Litigation Counsel Fee Agreement, and IPR Counsel, as set forth in the IPR Counsel Fee Agreement, and if further instructions are needed, will use its best efforts to timely instruct Litigation Counsel and IPR Counsel, to provide Investor with all material work product relating to the Claim and the Funded IPR Proceedings as soon as practicable, regardless of the information’s source, confidentiality or form, unless to do so would be a breach of an obligation to a third party or an order of a court or other governmental authority, or Investor already possesses or controls such information, or unless Plaintiff in good faith and in consultation with Litigation Counsel or IPR Counsel, as applicable, concludes that such disclosure would create a substantial risk of waiver of the protections of the work product doctrine; provided, however, that in the event any Party has any concerns that the disclosure of any work product will in any way prejudice the outcome of the Litigation, the Claim, or the Funded IPR Proceedings, such Party shall consult in good faith with the other Party.

(c)     Attorney–Client Privileged Information. Relying on the Parties’ recognition and agreement that they share a common legal interest and that communicating attorney-client privileged information to Investor in the furtherance of that interest does not waive the attorney-client privilege, Plaintiff may undertake to share such information on a topic-by-topic basis, but only if (i) Plaintiff has discussed with Litigation Counsel, IPR Counsel, and/or legal counsel of Plaintiff’s choosing the information to be shared, the reason for sharing it and the likely consequences if the sharing is ultimately held to waive the privilege; (ii) Plaintiff has given written consent to such information sharing; and (iii) Investor is advised of the nature of the privileged information in sufficient detail that Investor can make its own risk assessment in determining whether to accept receipt of such privileged information and then accepts receipt of such information.  For avoidance of doubt, even if Plaintiff determines to provide such information to Investor, Investor may decline to accept receipt of such information.

3.1.5    No Change in Litigation Counsel or IPR Counsel Without Investor Notice. Plaintiff agrees and undertakes that it will not seek to replace Litigation Counsel or IPR Counsel without thirty days’ prior written notice to Investor and without giving good faith consideration to Investor’s response, if any; provided, that, if Plaintiff proceeds to retain a replacement law firm or any supplemental counsel over Investor’s objections, Investor shall have the right to immediately cease funding hereunder and terminate this Agreement in accordance with Sections 9 and 11.  In addition, Plaintiff agrees not to remove Mintz Levin as Litigation Counsel for the purposes of avoiding making the payments otherwise due to Mintz Levin under the Litigation Counsel Fee Agreement.

3.1.6    Investor Consultation Rights Regarding Settlement.

(a)     Plaintiff will immediately notify Investor upon receiving a settlement offer, informing Investor of the complete details of the offer.  Plaintiff will consult with Investor regarding the settlement offer before responding thereto, provided, that, Investor communicates its views within three Business Days of receiving notice of the offer, and, provided, further, that Plaintiff shall have no obligation to follow Investor’s advice.

(b)     Plaintiff will consult with Investor before making any settlement offer.  Investor shall communicate its views concerning such potential settlement offer within three Business Days of Plaintiff’s request for consultation, but Plaintiff shall have no obligation to follow Investor’s advice.

3.1.7    Good Faith Dealings. Plaintiff agrees it will act reasonably and in good faith toward Investor in every action Plaintiff takes in relation to the Claim and Plaintiff’s performance under this Agreement.  Plaintiff shall not consent to any request by SVIC to sell, transfer, assign or hypothecate the Note or any of its rights under the Transaction Documents (as each of those terms is defined in the Note Agreement) to any party that is not an Affiliate of SVIC without the prior written approval of Investor.  If the Conclusion of the Claim has not occurred on or before April 1, 2018, then, at Investor’s request, Plaintiff will amend the Investment Documents to provide Investor with any additional reasonable protections proposed by Investor to protect Investor’s ability to realize on its investment.

3.1.8    Compliance with the Investment Facility Documents.  Until the Termination Date, Plaintiff shall comply with the Investment Facility Documents, including the reporting requirements and payment of the Obligations as set forth therein.

3.1.9    Required Actions.  Until the Termination Date, promptly after Investor’s request to do so, Plaintiff shall deliver such instruments and agreements, and take such actions, to create, evidence or perfect Investor’s Liens on any Collateral, or otherwise necessary to give effect to the terms of this Agreement.

3.1.10  Compliance with Laws.  Plaintiff shall comply with all Applicable Laws.

3.1.11  Existence.  Plaintiff shall maintain and preserve its existence.

3.1.12  Books and Records.  Plaintiff shall keep and maintain books and records currently in its possession or control and essential to the prosecution of the Litigation and defense of the Funded IPR Proceedings.

3.1.13  Payment of Taxes.  Plaintiff shall pay and discharge all taxes due and owing by Plaintiff on a timely basis prior to the date on which any penalties may attach thereto.

3.1.14  Permitted Liens.  Plaintiff shall not create or suffer to exist any Lien upon any of the Collateral, including the Recoveries, the Claim, the Litigation, or the Proceeds Account, except Permitted Liens.

3.1.15  Distributions to Creditors.  Plaintiff shall not declare or make any distribution (a) from the Recoveries until such time as Investor has been paid therefrom pursuant to the terms of this Agreement, or (b) from any other asset of Plaintiff that is subject to Liens in favor of Investor if at the time of any such proposed distribution any Obligations under this Agreement are outstanding.

3.1.16  Fundamental Changes.  Plaintiff shall not change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number (except to the extent required by Applicable Law, in which case such information shall be provided to Investor prior to the making of such change); change its form or state of organization; wind-up, liquidate or dissolve, or merge, combine, consolidate or amalgamate with any Person, in each case, whether in a single transaction or in a series of related transactions.

3.2.      Waiver.  Upon written request of Plaintiff, Investor may waive, in writing, compliance with any covenant described in Section 3.1.

3.3.      Covenants of Investor.

3.3.1    No Waiver of Privilege. Notwithstanding any other provision of this Agreement, Investor shall not disclose any Common Interest Material to any third party without the prior written consent of Plaintiff.  For the avoidance of doubt, this prohibition prevents disclosure without Plaintiff’s prior written consent to Investor’s investors.  If consent is given, Investor shall enter into an agreement with such secondary recipients to preserve the confidentiality of the Common Interest Material on terms no less restrictive than those set forth in this Agreement for Confidential Information.  This provision shall survive the termination of this Agreement.

3.3.2    Good Faith Dealings. Investor agrees it will act reasonably and in good faith toward Plaintiff in every action Investor takes in relation to the Claim and Investor’s performance under this Agreement.  For the avoidance of doubt, and without limiting the foregoing, pressuring Plaintiff to negotiate or accept a settlement that Plaintiff believes is not in its best interests shall violate this covenant.  Notwithstanding the previous sentence, Investor’s exercise of its right to provide input to litigation and settlement strategy and its right to terminate funding for cause pursuant to Sections 9 and 12 shall not constitute breach of this covenant.

3.3.3    Settlement and Cooperation Investor will cooperate with Plaintiff, Litigation Counsel and IPR Counsel to the extent reasonably requested by Plaintiff.  Investor agrees that, upon request of Plaintiff, it will make itself reasonably available to assist with settlement strategy related to any mediation proceeding or otherwise, provided that Investor further agrees it will not directly or indirectly impede or interfere with the orderly progress of any such mediation or settlement discussions.

3.3.4    No Present Interest in Patents.  Subject to Section 9.1(g) hereof and the terms of the Security Agreement, nothing in this Agreement provides or is intended to provide Investor with a right or opportunity to control or to make binding or final decisions of any kind regarding the licensing, enforcement, or resolution of Plaintiff’s Claim and Patents, including Plaintiff’s sole settlement authority, and Investor hereby disclaims and waives all such rights.

SECTION 4.   COMMON INTEREST AND CONFIDENTIAL INFORMATION.

4.1.       Common Interest. The Parties agree that they share a common legal interest and, to the degree necessary to further their common legal interest, agree to share Common Interest Material in accordance with the provisions of Sections 2.1.1 and 4.1.  Plaintiff and Investor agree that Plaintiff would not share such material with Investor in the absence of their common legal interest in the successful prosecution of the Claim.  No waiver of the attorney-client privilege, work product doctrine or any other privilege or immunity from compelled disclosure is or shall be implied by the exchange or disclosure of any information or documents in connection with this Agreement.  Neither an inadvertent disclosure nor a purposeful disclosure pursuant to this Agreement or in connection with the transactions contemplated hereby shall constitute a waiver of any privilege or protection of any Party.

4.2.       Non-Disclosure Generally. The recipient of Confidential Information shall not disclose, use or make available, directly or indirectly, any Confidential Information to anyone, except as needed to perform its obligations under this Agreement or as the disclosing Party otherwise authorizes in writing.  When disclosing, using or making Confidential Information available in connection with the performance of its obligations under this Agreement or as permitted by the other Party hereto, the disclosing Party shall cause the recipient of such Confidential Information to enter into an agreement with the disclosing Party to preserve the confidentiality of the Confidential Information on terms no less restrictive than as set forth in this Agreement.  The recipient agrees that neither the execution of this Agreement nor the provision of Confidential Information hereto enables the recipient to use the Confidential Information for any purpose or in any way other than as specified in this Agreement; provided, however, that (a) Investor may disclose Confidential Information (including a copy of this Agreement), other than information protected as work product or attorney-client privileged, to Investor’s investors and (b) any Party may disclose Confidential Information, other than information protected as work product or attorney-client privileged, to the Party’s accountants and auditors to the minimum extent necessary to the performance of their duties.

4.3.       Potentially Enforceable Disclosure Requests.  In the event that any Party (the “Disclosing Party”) is requested or required by a governmental authority or otherwise pursuant to other legal process to disclose any Confidential Information, such Disclosing Party shall, to the extent permitted by applicable law, give the other Party prompt written notice of such request or requirement so that the other Party may seek an appropriate order or other remedy protecting the Confidential Information from disclosure, and the Disclosing Party will cooperate with the other Party to obtain such protective order or other remedy.  If such notice to the other Party is not permitted by applicable law, the Disclosing Party shall use good faith efforts to contest such disclosure.  In the event that a protective order or other remedy is not obtained or the other Party waives its right to seek such an order or other remedy, the Disclosing Party may, without liability under this Agreement, furnish only that portion of the Confidential Information that, in the written opinion of the Disclosing Party’s counsel, the Disclosing Party is legally required to disclose; provided, that, to the extent permitted under applicable law, such Disclosing Party shall give written notice of the Confidential Information to be disclosed as far in advance of its disclosure as practicable and use its best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

SECTION 5.   RETENTION OF COUNSEL.

5.1.       Retention of Litigation Counsel and IPR Counsel. Subject to the terms of this Agreement, Investor and Plaintiff acknowledge and agree that Plaintiff is free to select counsel of its choosing in the Litigation and the Funded IPR Proceedings.  Investor acknowledges and accepts that Plaintiff has retained Mintz Levin in connection with the Litigation, and Investor enters into this Agreement in reliance on that selection of counsel (among other things) pursuant to the terms set forth in the Litigation Counsel Fee Agreement.  In the event Plaintiff seeks to replace Litigation Counsel and/or IPR Counsel, Investor shall have the right to (a) approve in advance any new counsel retained to replace Litigation Counsel and/or IPR Counsel and (b) participate in the negotiation of fee arrangements with such other counsel.  Investor also shall have the right to approve and negotiate fee arrangements with vendors and other service providers to be retained in connection with the Litigation, the Funded IPR Proceedings and the Claim.

5.2.       Litigation Counsel. Plaintiff has instructed Litigation Counsel to remit all invoices in connection with the Litigation and the Claims directly to Investor.  Litigation Counsel shall submit all of its invoices directly to Investor by email addressed to Billing@trgpcap.com.  Notwithstanding that Investor will be responsible for payment of Litigation Counsel’s fees and expenses as and to the extent set forth herein, the Parties understand and agree that Litigation Counsel’s exclusive duties shall be owed to Plaintiff and not to Investor.

5.3.       IPR Counsel. Plaintiff has instructed IPR Counsel to remit all invoices in connection with the Funded IPR Proceedings directly to Plaintiff and not to Investor.  Investor shall pay IPR Counsel’s fees and expenses as and to the extent set forth in this Agreement within 45 days of the date of Investor’s receipt of IPR Counsel’s invoice from Plaintiff.  Plaintiff agrees to submit all such invoices to Investor by email addressed to Billing@trgpcap.com.  Notwithstanding that Investor will be responsible for payment of IPR Counsel’s fees and expenses as and to the extent set forth herein, the Parties understand and agree that IPR Counsel’s exclusive duties shall be owed to Plaintiff and not to Investor.

5.4.       Compensation of Litigation Counsel. Plaintiff and Mintz Levin are party to an engagement letter, dated as of the Effective Date, regarding Mintz Levin’s retention as Litigation Counsel (the “Litigation Counsel Fee Agreement”), a copy of which is attached hereto as Exhibit C.  The Litigation Counsel Fee Agreement amends a prior engagement letter entered into between Plaintiff and Mintz Levin, dated December 8, 2016.  Investor acknowledges that it has reviewed and understands, and further consents and agrees to, the terms of the Litigation Counsel Fee Agreement.

5.5.       Compensation of IPR Counsel. Each IPR Counsel has agreed, as set forth in the correspondence attached hereto as Exhibit D, that it will comply with (a) the provisions that relate to IPR Counsel herein, including without limitation, the provisions set forth in Exhibit E, and (b) the Investor Billing Guidelines, a copy of which Plaintiff has provided to IPR Counsel.

5.6.       Removal of Litigation Counsel. In the event Plaintiff removes Litigation Counsel, (a) Investor shall pay to Mintz Levin (or whomever is the approved Litigation Counsel at that time) the amounts owed to Litigation Counsel as of the date of such termination solely in accordance with the terms of the Litigation Counsel Fee Agreement; and (b) Plaintiff shall pay any additional amounts deemed to be due to Litigation Counsel under the Litigation Counsel Fee Agreement, on the basis of quantum meruit or otherwise.

5.7.       Removal of IPR Counsel. In the event Plaintiff removes IPR Counsel, Investor shall pay to Morrison & Foerster LLP and McAndrews Held and Malloy Ltd. (or whomever is the approved IPR Counsel at that time) the amounts owed to IPR Counsel as of the date of such termination solely in accordance with the terms of the IPR Counsel Fee Agreement and the provisions of this Agreement, including Section 5.3.

SECTION 6.  FUNDING TERMS.

6.1.      Initial Investments.  Subject to all terms and conditions set forth in this Agreement, Investor agrees to pay (a) all Litigation Costs submitted by Plaintiff or Litigation Counsel to Investor incurred between January 1, 2017 and the Initial Funding Date and (b) all IPR Costs up to the IPR Fee Cap submitted by Plaintiff to Investor incurred between January 1, 2017 and the Initial Funding Date in accordance with this Agreement pursuant to the procedures set forth on Exhibit E (the “Payment Procedures”).

6.2.      Post-Closing Investments.  Subject to all of the terms and conditions set forth herein, Investor agrees to pay all Litigation Costs and IPR Costs up to the IPR Fee Cap submitted by Plaintiff to Investor incurred between the Initial Funding Date until the Termination Date in accordance with the Payment Procedures, provided, that, Investor shall not have any obligation to make an Investment more frequently than monthly.

6.3.      Counsel Fees.  From and after the Effective Date, Investor, and not Plaintiff, shall be responsible for making, on behalf of Plaintiff, all payments due to Litigation Counsel under the Litigation Counsel Fee Agreement and all payments due to IPR Counsel, up to the IPR Fee Cap, under the IPR Counsel Fee Agreement, and such other Litigation Costs and IPR Costs within the scope of this Agreement, including without limitation Sections 5.6 and 5.5.

6.4.      Review and Approval of Fee Arrangements.

6.4.1    Investor Review and Approval.  Investor shall have the right to approve in advance all financial arrangements, including staffing, rates and fee discounts, for all law firms, experts, consultants, vendors and other service providers that Plaintiff, Litigation Counsel and/or IPR Counsel seeks to retain or employ in connection with the Claim and the Funded IPR Proceedings, which approval shall not be unreasonably withheld or delayed.  Plaintiff or, as applicable, Litigation Counsel or IPR Counsel, shall instruct Litigation Counsel, IPR Counsel, vendors and other service providers to provide Investor (directly or, as appropriate, through Litigation Counsel or IPR Counsel, as applicable) with quarterly budgets relating to anticipated fees and expenses (including, in the case of Litigation Counsel, the anticipated expenses for experts and consultants); provide advance notice to Investor of expenditures to the extent practicable; give Investor the opportunity to participate in the selection of vendors and other service providers and to participate in the negotiation of pricing with experts, vendors and other service providers unless otherwise agreed; and submit all bills to Investor for review and approval.  Plaintiff, Litigation Counsel and IPR Counsel in all events shall endeavor to retain and use experts, consultants and vendors in the most cost-effective means possible in view of the demands of the Claim and the Funded IPR Proceedings.

6.5.      Recoveries.

6.5.1    Resolution with Defendant.  Upon receipt by Plaintiff of (A) Recoveries payable to Plaintiff in the form of cash or cash equivalents, or (B) cash or cash equivalents from any Reference Entity that acquires a controlling interest in Plaintiff (in either case, a “Cash Recovery”), then such Cash Recovery shall be paid directly into the Proceeds Account and distributed as follows:

(a)     First, upon a Cash Recovery at any time, to Investor in an amount equal to 1.0 times its Investment; then

(b)     Second, upon a Cash Recovery at any time, to Litigation Counsel in an amount equal to the True-Up Payment (as defined in the Litigation Counsel Fee Agreement); then

(c)     Third, (i) upon a Cash Recovery on or before [*****], to Investor in an amount equal to [*****] times its Investment, in which case Investor shall be entitled to no further compensation; or (ii) upon a Cash Recovery after [*****], an amount equal to [*****] times its Investment plus an additional [*****] times its Investment added on the first day of the calendar quarter commencing on [*****] and each calendar quarter thereafter (e.g., a [*****] multiple as of [*****], a [*****] multiple as of [*****], a [*****] multiple as of [*****], etc.); provided,  however,

Confidential Treatment Requested.  Omitted portions are marked with [*****] and have been filed separately with the Securities and Exchange Commission.

that in no event shall Investor be entitled to an aggregate distribution equal to more than [*****] times its Investment; then

(d)     Fourth, to Litigation Counsel in an amount equal to the Fee Premium (as defined in the Litigation Counsel Fee Agreement); then

(e)     Fifth, as to all remaining Recoveries, to Plaintiff.

6.5.2    Recoveries in Forms Other Than Cash.  In the event there are Recoveries payable to Plaintiff in a form other than Cash Recoveries, and Investor has not been indefeasibly paid in full the Obligations owed to it pursuant to Section 6.5.1, then the Parties (including any successor to Plaintiff) shall negotiate in good faith to determine the fair market value of such Recoveries in any form, including (a) an acquisition of the Patents by any Person, (b) a merger or other corporate transaction between Plaintiff and any Person, (c) securities, (d) cash payments to be made in installments or (e) payments in the form of other property other than cash or cash equivalents, shall be determined by generally recognized accounting and appraisal standards.  Plaintiff shall promptly provide to Investor all documents reflecting the financial terms of (i) an acquisition of the Patents by any Person, (ii) a merger or other corporate transaction between Plaintiff and any Person, (iii) securities, (iv) cash payments to be made in installments, or (v) payments in the form of other property not entirely cash or cash equivalents.  If the Parties (including any successor to Plaintiff) are unable to agree on the fair market value of such Recoveries, then the fair market value shall be determined in accordance with the dispute resolution procedures set forth in Section 14 of this Agreement.  All Recoveries in a form other than Cash Recoveries shall be made directly to Investor, which shall hold such Recoveries in trust for the Parties pending a determination of their fair market value pursuant to this Section 6.5.2.  After a determination has been made of the fair market value of such Recoveries, then such Recoveries shall be promptly distributed pursuant to Section 6.5.1.

6.5.3    Transaction Prior to Conclusion of Claim. If, prior to the Conclusion of the Claim, Plaintiff sells or assigns (including by way of foreclosure of the Patents) any interest in the Patents or the Claim to any Person, or enters into a transaction with any Person that results in a Change of Control or in any way impairs the value of the Patents or the Claim, then Investor shall be entitled to the maximum payment that could be due to it under Section 6.5.1(c) (i.e., [*****] the amount of its Investment as of the date of the closing of the Change of Control), which payment shall be indefeasibly paid to Investor in cash within five Business Days after such closing.  Without limiting the generality of the foregoing, and solely by means of example, if Defendant or SVIC were to purchase 25% or more on a fully diluted basis of the voting and/or economic interests in the equity securities of Plaintiff, thus resulting in a Change of Control, then Investor shall be entitled to receive [*****] times its Investment, which payment shall be indefeasibly paid to Investor in cash within five Business Days after the effective date of such Change of Control.

6.5.4    Conditions to Change of Control or Impairment of Claim. Plaintiff shall not enter into any transaction with any Person that would result in a Change of Control of Plaintiff or in any way impair the value of the Patents or the Litigation unless, as a condition of such transaction,: (a) Plaintiff’s counterparty or Plaintiff makes the payment to Investor required under Section 6.5.3 within five Business Days after the effective date of such Change of Control, and (b)

Confidential Treatment Requested.  Omitted portions are marked with [*****] and have been filed separately with the Securities and Exchange Commission.

Plaintiff’s counterparty assumes the Plaintiff’s rights and obligations under the Investment Documents (with the prior written consent of the Investor) and agrees to (i) continue to pursue the Claims pursuant to the terms of the Investment Documents, and (ii) make all payments at any time required to be made to Investor under Section 6.5.1 of this Agreement.

6.5.5    No Commitment for Additional Investment.  Plaintiff acknowledges and agrees that Investor has not made any representation, undertaking, commitment or agreement to provide or assist Plaintiff in obtaining any financing, investment or other assistance, other than the Investments set forth herein.  In addition, Plaintiff acknowledges and agrees that (a) no statements, whether written or oral, made by Investor on or after the Effective Date shall create an obligation, commitment or agreement to provide or assist Plaintiff in obtaining any financing or investment; (b) Plaintiff shall not rely on any such statement by Investor; and (c) an obligation, commitment or agreement to provide or assist Plaintiff in obtaining any financing or investment may only be created by a written agreement, signed by Investor and Plaintiff, setting forth the terms and conditions of such financing or investment and stating that the Parties intend for such writing to be a binding obligation or agreement.

SECTION 7.  CONDITIONS PRECEDENT.

7.1.      Conditions Precedent to Initial Investments. Investor shall not be required to make the requested initial Investment to Plaintiff pursuant to Section 6 until the date that each of the following conditions precedent has been (a) satisfied or (b) waived by Investor in its sole discretion (the “Initial Funding Date”):

7.1.1    Due Execution.  Each Investment Facility Document has been duly executed and delivered to Investor by each of the signatories thereto, and Plaintiff shall be in compliance with all terms thereof.

7.1.2    No Dispositive Ruling.  No dispositive ruling that is adverse to Plaintiff has been entered on the merits in the Litigation or the Funded IPR Proceedings.

7.1.3    Request.  An Investment Request has been delivered on a timely basis to Investor in respect of the requested Initial Investment.

7.2.      Conditions Precedent to All Investments.  In addition to the conditions set forth in Section 7.1, Investor shall not be required to fund any Investment to Plaintiff pursuant to Section 6 until the date that each of the additional conditions precedent are satisfied or waived by Investor (each, a “Subsequent Funding Date”):

7.2.1    No Default.  No Event of Default or Investor Termination Event exists at the time of, or would result from, such funding, issuance or grant.

7.2.2    Representations and Warranties True and Correct.  The representations and warranties of Plaintiff in the Investment Facility Documents are true and correct on and as of such date as though made on and as of the date of such Investment Request and on and as of the date for the making of such proposed Investment (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date).

7.2.3    No Contravention.  The making of the Investment shall not contravene any law, rule, or regulation.

7.2.4    Request.  An Investment Request has been delivered on a timely basis to Investor in respect of the requested Investments.

SECTION 8.  SECURITY.

8.1.      Security Agreement.  Plaintiff shall at all times provide Investor with sufficient security over the Collateral, in form and substance satisfactory to Investor, pursuant to a security agreement, dated as of the Effective Date, between Plaintiff, as grantor, and Investor, as secured party, in substantially the form of Exhibit F hereto (as the same may be amended, restated or modified after the date hereof in accordance with its terms, the “Security Agreement”).

8.2.      Condition to Investment.  The provision of security to comply with Section 8.1 is both a condition precedent and a continuing obligation on the part of Plaintiff and a condition of Investor’s continued performance and is accordingly a condition of this Agreement, any breach of which shall entitle Investor to terminate this Agreement pursuant to Sections 9 and 12.

8.3.      Plaintiff Assistance in Perfection of Security.  Plaintiff shall take all steps, and provide such assistance as Investor may reasonably request, for the purpose of perfecting Investor’s security interests in the Collateral, including the making of any filings or notifications necessary or desirable in connection therewith.

8.4.      Insolvency Proceeding.  All Obligations of Plaintiff under the Investment Facility Documents are intended to survive an Insolvency Proceeding of Plaintiff.

SECTION 9.  TERMINATION BY INVESTOR.

9.1.      Investor Termination Events.  Each of the following shall be an “Investor Termination Event” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)     Plaintiff fails to remit the Recoveries to Investor as and when required hereunder;

(b)     Plaintiff fails to take any steps with reasonable promptness (and in any event within fifteen days upon actual receipt of request from Investor) that are reasonably requested by Investor to create or perfect any security interest of Investor on any Collateral;

(c)     any representation or warranty made by Plaintiff in this Agreement, any other Investment Facility Document or any certificate or other writing shall have been false in any material respect when made;

(d)     any Material Adverse Change;

(e)     Plaintiff becomes subject to an Insolvency Proceeding not dismissed within 10 days;

(f)     Plaintiff fails to perform or comply with any covenant or agreement contained in Sections 2.1.2 (Full Disclosure), 2.1.3 (No Impairment), 2.1.4 (Right to Bring the Litigation), 2.1.5 (Completeness and Accuracy), 3.1.2 (Duty to Cooperate), 3.1.4 (Duty to Inform), 3.1.5 (No Change in Litigation Counsel or IPR Counsel Without Investor Notice), 3.1.6 (Consultation Rights Regarding Settlement), 3.1.7 (Good Faith Dealings) and 13.1 (Proceeds Account);

(g)     Plaintiff fails to perform or comply with any covenant or agreement contained in Sections 2 and 3 (other than those listed in Section 9.1(f) of this Agreement) or in any other Section of this Agreement or in any other Investment Facility Document and such failure, if capable of being remedied, shall remain unremedied for fifteen days after the earlier of the date on which Plaintiff obtains actual knowledge of such failure or the date written notice of such failure is given by Investor to Plaintiff;

(h)     an Event of Default under the Security Agreement;

(i)      any material provision of any Investment Facility Document ceases at any time and for any reason (other than pursuant to the express terms thereof) to be valid and binding on or enforceable against Plaintiff, or the validity or enforceability thereof is contested by Plaintiff, or a proceeding is commenced by Plaintiff or any Governmental Authority having jurisdiction over Plaintiff, seeking to establish the invalidity or unenforceability thereof, or Plaintiff denies in writing that it has any liability or obligation created under any Investment Facility Document to Investor;

(j)      any Lien or security interest granted to Investor under the Investment Facility Documents ceases for any reason (other than as a direct result of Investor’s termination of, or failure to continue, its UCC-1 financing statement) to be a valid, perfected or first priority security interest;

(k)     any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than under the Investment Documents) of the Borrower which Debt or Debts in the aggregate are at least $1,000,000; or

(l)      the occurrence of a Change of Control.

9.2.      Investor Termination Event Procedure.  Investor may terminate this Agreement upon delivery of written notice to Plaintiff in accordance with Section 18.14 of this Agreement at any time after the occurrence of, and during the continuation of, any of an “Investor Termination Event”).

9.3.      Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Investor to require strict performance by Plaintiff with any terms of the Investment Facility Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of an Investment during a Default (as defined in the Security Agreement), Investor Termination Event or other failure to satisfy any conditions precedent; or (c) acceptance by Investor of any payment or performance by Plaintiff under any Investment Facility Documents in a manner other than that specified therein.

9.4.      Failure to Disclose Information Related to Claim.

9.4.1    Non-Material Disclosures.  Notwithstanding Section 9.1(f), failure to disclose material information about a Claim will not constitute a breach of Section 3.1.4 (Duty to Inform) if such information (a) supports or strengthens the Litigation, or (b) was not known by Plaintiff on the Effective Date, and at the time after the Effective Date it becomes known by Plaintiff, such information would not have effected Investor’s decision to invest in the Litigation had such information been known and disclosed by Plaintiff to Investor prior to the Effective Date.

9.4.2    Procedure to Adjudicate Disclosure.  If Investor disputes any assertion by Plaintiff made pursuant to Section 9.4.1 that a failure by Plaintiff to disclose information required by Section 3.1.4 does not constitute a material breach of the Agreement, then the Parties shall submit such dispute to private, confidential arbitration pursuant to JAMS’ Streamlined Arbitration Rules and Procedures in accordance with Section 14.

9.5.      No Control of Litigation or Funded IPR Proceedings. Notwithstanding the occurrence of an Investor Termination Event or the enforcement of remedies in consequence thereof, in connection with their enforcement of Liens upon the Collateral, Investor will not be authorized to become the owner of (by strict foreclosure or otherwise), or to sell or otherwise transfer (by public sale or otherwise) any right, title or interest in, any civil action, contested matter or other Litigation that is an asset of Plaintiff’s, or to control the prosecution or settlement of any such civil action, contested matter or other Litigation unless and until abandoned in writing by Plaintiff.

9.6.      Retention of Documents.  Notwithstanding anything to the contrary herein, following termination, Investor shall be entitled, in order to protect its own interest in relation to this Agreement, to keep copies of the documentation relating to the Litigation, the Claim, and the Funded IPR Proceedings, including Confidential Information provided to it by Plaintiff, Litigation Counsel or by IPR Counsel pursuant to instructions given to Litigation Counsel or IPR Counsel by Plaintiff hereunder, provided, that it adheres to the confidentiality requirements set forth in Section 4.

9.7.      Survival. Notwithstanding the foregoing, the following Sections of this Agreement shall survive any termination of this Agreement and shall remain in full force and effect: Section 2.3.3(Conflicts of Interest), Section 2.3.4 (No Waiver of Privilege), Section 3.1.4 (Duty to Inform), Section 3.1.6 (Consultation Rights Regarding Settlement), Section 4 (Common Interest and Confidential Information), and Section 14 (Dispute Resolution).

SECTION 10.     TERMINATION BY PLAINTIFF.

10.1.    Plaintiff Termination Events.  Each of the following shall be a “Plaintiff Termination Event” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)     any representation or warranty made by Investor in this Agreement, any other Investment Facility Document or any certificate or other writing shall have been false in any material respect when made; or

(b)     Investor fails to fund any Cost pursuant to the terms of this Agreement and the Payment Procedures, and such failure shall remain unremedied for forty-five days after the earlier of the date on which Plaintiff obtains actual knowledge of such failure or the date written notice of such failure is given by Plaintiff to Investor.

10.2.    Plaintiff Termination Procedure.  Plaintiff may terminate this Agreement upon delivery of written notice to Investor in accordance with Section 18.3 of this Agreement at any time after the occurrence of, and during the continuation of, any of a “Plaintiff Termination Event” (together with the Investor Termination Events, the “Termination Events,” and each, a “Termination Event”).

SECTION 11.     MUTUAL TERMINATION EVENT.

11.1.    Mutual Termination.  This Agreement may be terminated by mutual agreement between the Parties.

SECTION 12.     TERMINATION.

12.1.    Remedies Upon Investor Termination Event.  Upon an Investor Termination Event, Investor may, in its sole discretion, immediately cease further funding under this Agreement; provided, however, that Investor will be responsible to pay all Costs otherwise due under this Agreement to the extent properly incurred as of the date of such Termination Event.

12.2.    Remedies Upon Plaintiff Termination Event.  Upon a Plaintiff Termination Event, Investor nevertheless shall be entitled to receive from, and only from, Recoveries the repayment of amounts it would have been entitled to receive pursuant to Section 6.5 had the Conclusion of the Claim occurred on such date.

12.3.    Payments to Investor Upon Termination Event.  Upon a Termination Event, notwithstanding that it ceased funding, Investor shall be entitled to receive from any Recoveries an amount equal to all Recoveries that would have been due to Investor pursuant to Section 6.5 in the absence of such Termination Event.  In the event Investor, in its sole discretion, determines that such amounts are insufficient to compensate it for the consequences of such Termination Event, Investor may seek additional remedies under the provisions of Section 14.  After a Termination Event, Cash Recoveries shall be paid directly into the Proceeds Account, and Recoveries in a form other than cash and cash equivalents shall be made to Investor and distributed pursuant to Section 6.5.2.

12.4.    Remedies Cumulative.  All agreements, warranties, guaranties, indemnities and other undertakings of either Party under the Investment Facility Documents are cumulative and not in derogation of each other.  The rights and remedies of either Party are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise, including remedies that either Party has under this Agreement pursuant to Section 14.

12.5.    Non-Performance.  In no event shall any termination of this Agreement relieve a Party from (a) liability for its breach or non-performance of its obligations under this Agreement prior to the date of such termination, and (b) obligations under this Agreement which by their terms expressly survive a Termination Event; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, any Termination Event (including any automatic termination) may be waived in accordance with Section 18.8 of this Agreement, in which case such Termination Event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any condition of such waiver.

SECTION 13.     PROCEEDS ACCOUNT.

13.1.    Proceeds Account. Investor shall establish a deposit account in its own name to be known as the “Proceeds Account.”  Only funds expressly required by the terms of the Investment Facility Documents to deposited into the Proceeds Account shall be so deposited, and no other funds shall be commingled in the Proceeds Account.  Plaintiff shall direct that all Cash Recoveries be paid directly into the Proceeds Account.  Investor shall be entitled to make distributions from the Proceeds Account in accordance with Section 6.5 of this Agreement.  Pursuant to the Litigation Counsel Fee Agreement, Plaintiff has instructed and, if further instructions are needed, shall instruct, Litigation Counsel to transfer any Cash Recoveries to the Proceeds Account within one Business Day of the day on which any such Recoveries are received by Litigation Counsel.  If any Cash Recoveries are paid directly to Plaintiff, then Plaintiff shall transfer such Cash Recoveries to the Proceeds Account within one Business Day of Plaintiff’s receipt of such Cash Recoveries.  Plaintiff shall further provide that all such funds shall be held by Litigation Counsel or Plaintiff, as the case may be, in trust for Investor, segregated from other funds of said recipient until transferred to the Proceeds Account.

SECTION 14.      DISPUTE RESOLUTION.

14.1.    Procedure.  All disputes, controversies and Claim arising out of or relating to this Agreement shall be resolved by the Parties pursuant to this Section 14.

14.1.1    Informal Settlement Meeting. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any Party may give the other Party written notice of a dispute not resolved in the normal course of business.  Within 14 days after delivery of such notice, the receiving Party shall submit a written response.  The notice and response shall include with reasonable particularity (a) a statement of each Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent the relevant Party.  Within 28 days after delivery of any such notice, the executives of the Parties shall meet, telephonically or at a mutually acceptable time and place.

14.1.2    Confidential.  All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by or on behalf of any of the Parties are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

14.1.3    Statute of Limitations.  All applicable statutes of limitation and defenses based on the passage of time shall be tolled while the procedures specified in Section 14 are pending and for 14 days thereafter.  The Parties will take such action, if any, required to effectuate such tolling.

14.2.    Arbitration.  At any time after the passage of 45 days after delivery of notice of dispute, any Party may initiate arbitration proceedings.  Any dispute, controversy or claim arising out of or relating to this Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined through a private, confidential arbitration in accordance with Rule 12 of the JAMS Streamlined Arbitration Rules.  The place of arbitration will be New York, New York, unless the Parties otherwise agree in writing.  The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14.2.1    Arbitral Confidentiality.  The parties shall maintain the confidential nature of the arbitration proceeding and the award, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement or unless otherwise required by law or judicial decision.

14.2.2    Damages.  The arbitrator shall be entitled to award damages to the prevailing party, including damages for lost profits and interest as allowed under New York law.

14.2.3    Attorneys’ Fees.  The arbitrator shall have discretion to award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.  If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the issues, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the issue(s) on which the party prevailed in the arbitration.

14.2.4    Federal Arbitration Act. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce.  Notwithstanding the provision in this Agreement with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. Secs. 1-16).

SECTION 15.     RIGHT OF FIRST REFUSAL.

15.1.    Further Litigations.  Investor shall have the right of first refusal to provide financing for any other litigation Plaintiff or its Affiliates may bring against any other Person for infringement relating to, arising under, or in connection with the technology that is the subject of this Agreement.

SECTION 16.     CONFIDENTIALITY.

16.1.    Information Disclosed Prior to the Effective Date.  The Parties understand that all information relating to the Litigation and/or the Funded IPR Proceedings provided to Investor by Plaintiff prior to the Effective Date has been provided pursuant to the Pre-Effective Date NDA.  The Parties acknowledge and agree that, on the Effective Date, the Parties’ communications shall be subject to the confidentiality provisions set forth hereunder, and the Pre-Effective Date NDA shall terminate and be of no further force and effect; provided, that, the Parties’ confidentiality obligations set forth in the Pre-Effective Date NDA shall survive its termination.

16.2.    Information Disclosed From and After the Effective Date.  The Parties agree that all further communications from or on behalf of Plaintiff with Investor concerning any non-public information relating to the Litigation and/or the Funded IPR Proceedings, including information about litigation strategy, settlement strategy, drafts of briefs and otherwise, shall be provided to Investor and maintained by Investor in strict confidence and shall not be used by Investor for any purpose other than in connection with its rights and obligations under this Agreement; provided, however, that, under conditions of confidentiality, Investor may disclose this Agreement to its investors and each Party may disclose the Agreement to its lawyers, accountants and auditors; provided, further, that if the Litigation and/or any Funded IPR Proceeding is settled, the Parties may disclose the fact of the settlement, the settlement amount and such other terms to the extent reasonably necessary and appropriate to implement this Agreement.

16.3.    Confidentiality of Investor’s Information. Plaintiff agrees that all information Investor has provided to Plaintiff concerning Investor’s business, including the financial terms Investor offered to Plaintiff at any time, are confidential and proprietary to Investor, and that Investor would suffer irreparable harm if any such information were disclosed without Investor’s express, written permission. Investor shall be entitled to relief, including injunctive and other equitable relief, in the event of a breach of Investor’s confidentiality.

16.4.    Agreement Confidentiality.

16.4.1    Strict Confidence.  The Parties shall maintain in strict confidence the existence and terms of the Investment Facility Documents, and the Parties’ discussions, negotiations, and exchanges of the terms of the Investment Facility Documents, in accordance with the terms of this Agreement; provided, however, that the existence and terms of the Investment Facility Documents may be disclosed: (a) to any affiliates, investors, prospective investors (including lenders and prospective lenders), employees, directors, officers, agents, advisors, counsel, auditors, representatives, officers and outside advisors (collectively, the “Representatives”) of such Party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and agree in writing to keep such information confidential in accordance with this Section 16.4.1), (b) as permitted by Section 16.4.2 of this Agreement, (c) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Representatives (including any self-regulatory authority), (d) to the extent required by applicable laws or regulations, (e) in connection with the exercise of any remedies hereunder or under any other Investment Facility Document or any action or proceeding relating to this Agreement or any other Investment Facility Document or the enforcement of rights hereunder or thereunder, or (f) subject to an agreement containing provisions substantially the same as those of this Section 16.4.1.  Each Party will be responsible for any breach of this Agreement by its Representatives.

16.4.2    Disclosure to Court.  In the event either Party is required by any court of competent jurisdiction or any competent judicial, governmental, supervisory, or regulatory entity or by subpoena to disclose any of the existence and terms of the Investment Facility Documents or information related thereto, each Party may disclose that portion of the existence and terms of the Investment Facility Documents or information that, in the opinion of such Party’s counsel, such Party is required to disclose.  Each Party agrees to notify the other promptly in the event of a request for such disclosure or receipt of a subpoena requesting such disclosure (unless such notification shall be prohibited by applicable law or legal process) and cooperate with the other Party in any attempt it may make to obtain a protective order or other appropriate assurance prior to such disclosure.

SECTION 17.     INDEMNIFICATION.

17.1.    Plaintiff Indemnification.  Plaintiff hereby agrees to defend, protect, indemnify and hold harmless Investor and its officers, directors and employees and Investor’s attorneys, consultants and agents engaged at any time in respect of the transactions contemplated by the Investment Facility Documents (collectively, the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, from and after the Effective Date as a result of any claim, litigation, investigation or proceeding relating to the transactions contemplated by the Investment Facility Documents, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that Plaintiff shall not have any obligation to any Indemnitee under this Section for any Indemnified Matters (i) caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a Final Order, or (ii) that relates to or arises out of any action, suit or other proceeding instituted by Plaintiff against Investor to enforce any Investment Facility Documents.

17.2.    Limitation of Liability for Certain Damages.  No Party shall assert, and each Party hereby waives, any claim against the other Party and its officers, directors and employees and such Party’s attorneys, consultants and agents engaged at any time in respect of the transactions contemplated by this Agreement, for Special Damages (as defined below), as opposed to general or direct damages (on any theory of liability and whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement), that arises out of, in connection with, as a result of, or in any way related to, any Investment Facility Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, or any act or omission or event occurring in connection therewith, and each party hereby waives, releases and agrees not to sue upon any such claim for such Special Damages or seek to recover any such Special Damages, whether or not accrued and whether or not known or suspected to exist in its favor.  As used herein, the term “Special Damages” means any special, indirect, consequential or punitive damages.

SECTION 18.     MISCELLANEOUS.

18.1.    Governing Law. This agreement shall be governed by the law of the State of New York, exclusive of that jurisdiction’s conflicts of law principles.

18.2.    Jury Trial Waiver. To the fullest extent permitted by Applicable Law, each of the Parties waives the right to trial by jury in any proceeding or dispute of any kind relating in any way to any Investment Facility Documents, Obligations or Collateral, and each Party acknowledges that the foregoing waiver is a material inducement to the other Party to enter into this Agreement.  Each Party has reviewed the foregoing waiver with its legal counsel and has knowingly and voluntarily waived its jury trial right following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

18.3.    Entire Agreement. This Agreement sets forth the entire agreement between and among the Parties and fully supersedes any and all prior agreements and understandings, written or oral, between the Parties pertaining to the subject matter hereof. Except as explicitly set forth in this Agreement or any other agreement contemplated herein, there are no representations, warranties, promises or inducements, whether oral, written, expressed or implied, that in any way affect or condition the validity of this Agreement or alter or supplement its terms. Any statements, promises or inducements, whether made by any Party or the agent of any Party, that are not contained in this Agreement shall not be valid or binding. This Agreement shall have perpetual existence, except as otherwise provided herein.

18.4.    Informed Consent and Knowledge. The Parties expressly warrant and represent that (a) they have had the benefit of the professional advice of attorneys of their own choosing, (b) they have fully considered in consultation with such counsel the terms of the Investment Facility Documents, including those related to attorney-client privilege and work product issues and (c) they are fully satisfied with such advice and have decided to enter into the Investment Facility Documents.  The Parties also represent and acknowledge that, in executing the Investment Facility Documents, they do not rely and have not relied on any representation or statement made by the other Party or any of its agents, representatives or attorneys with regard to the subject matter, basis or effect of the Investment Facility Documents or otherwise, other than as specifically stated in this Agreement.

18.5.    Expenses of the Parties.  Each Party shall bear its own expenses incurred in the negotiation and execution of this Agreement.

18.6.    Cooperation. Each Party agrees to take such steps and to execute any documents as may be reasonably necessary or proper to effectuate the purpose and intent of this Agreement and to preserve its validity and enforceability.  In the event that any action or proceeding of any type whatsoever is commenced or prosecuted by any person not a Party hereto to invalidate, interpret or prevent the validation, enforcement or carrying out of all or any of the provisions of this Agreement, the Parties mutually agree, represent, warrant and covenant to cooperate in opposing such action or proceeding.

18.7.    Waiver and Amendment.  No provision of or rights under this Agreement may be waived or modified unless in writing and signed by the Party whose rights are thereby waived or modified.  Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided.  This Agreement may not be amended except through an instrument in writing signed by the Parties hereto.

18.8.    Construction.  The Investment Facility Documents are the jointly drafted product of good faith arms’-length negotiations between the Parties with the benefit of advice from their own respective legal counsel and each of them has had sufficient opportunities to propose and negotiate changes to each Investment Facility Document prior to its execution.  As such, no Party will claim that any ambiguity in any Investment Facility Document shall be construed against the other Party by reason of its identity as a drafter.

18.9.    Successors and Assigns.  Except as expressly provided in this Agreement, neither this Agreement nor any of the rights and obligations set forth herein shall be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that Investor may assign its rights and obligations hereunder to TRGP Capital Partners, L.P. or an Affiliate thereof without the prior consent of Plaintiff.

18.10.  Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the Parties shall negotiate in good faith so as to replace each invalid, illegal or unenforceable provision with a valid, legal and enforceable provision which will, in effect, from an economic viewpoint, most nearly and fairly approach the effect of the invalid, illegal or unenforceable provision and the intent of the Parties in entering into this Agreement.

18.11.  Relationship of the Parties.

18.11.1    Investor.  The Investor and certain of its Affiliates are engaged in a capital provision and advisory business principally focused on assets connected to litigation, arbitration or mediation.  The Investor and its Affiliates are not law firms and are not engaged in the practice of law with respect to any Claim or the Plaintiff.  The Plaintiff may not, and shall not, rely on any of the Investor or their Affiliates for legal advice.

18.11.2    No Fiduciary Relationship.  Nothing in this Agreement or any other Investment Document shall give rise to or be construed to create a fiduciary, lawyer-client, lender-borrower, agency or other non-contractual relationship between the Parties.

18.11.3    No Partnership.  Neither this Agreement nor any other Investment Document shall create or be construed to create any joint venture, partnership or any other type of affiliation between the Parties, nor does this Agreement or any other Investment Document create a joint interest in any Claim for any purpose, including for U.S. federal, state and local income tax purposes.

18.12.  No Rights of Third Parties.  The provisions of this Agreement are solely for the benefit of the Parties, Litigation Counsel and IPR Counsel.  The Parties hereby acknowledge that each of Litigation Counsel and IPR Counsel is a third-party beneficiary of, and may enforce directly, the provisions of (a), in the case of Litigation Counsel, Sections 5.6, and 6.5.1-6.5.3 of this Agreement and (b) in the case of IPR Counsel, Section 5.5 of this Agreement.  The Parties agree that, except as set forth in the prior sentence or otherwise expressly set forth in this Agreement, there are no intended third-party beneficiaries to this Agreement.

18.13.  Notice to Parties.  Unless another person is designated in writing for receipt of notices hereunder, notices to the respective Parties shall be sent to the following persons designated below.  All notices shall be sent by both email and either (a) overnight mail or (b) certified mail.

Notice to Plaintiff:

Netlist, Inc.

175 Technology

Irvine, CA 92618

Attn. Gail Sasaki

Chief Financial Officer

Direct: (949) 679-0113

Cell: (714) 337-2155

Fax: (949) 435-0031

Email: gsasaki@netlist.com

Notice to Investor:

TR Global Funding V, LLC

c/o TRGP Capital Management, LLC

777 3rd Avenue, 31st Floor

New York, New York 10017

Attention: Michael K. Rozen

Work: (212) 527-9605

Cell: (917) 414-1385

Email: mrozen@trgpcap.com

18.14.  Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by email (via .pdf file), which shall be deemed the same as originals.

IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned Parties has approved and executed this Agreement as of the date first written above.

PLAINTIFF

NETLIST, INC.

/s/ Gail Sasaki
By: Gail Sasaki
Title: CFO, VP, Secretary

INVESTOR

TR GLOBAL FUNDING V, LLC

By: TR Global Associates V, LLC,
its managing member

/s/ Michael K. Rozen
By: Michael K. Rozen
Title: Managing Member

Investment Agreement
Signature Page

EXHIBIT A1
TO
INVESTMENT AGREEMENT

SVB Intercreditor Agreement

(Filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q
for the quarterly period ended July 1, 2017)

EXHIBIT A2
TO
INVESTMENT AGREEMENT

SVIC Intercreditor Agreement

(Filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q
for the quarterly period ended July 1, 2017)

EXHIBIT B1
TO
INVESTMENT AGREEMENT

Form of Litigation Counsel Investment Request

[MINTZ LEVIN LETTERHEAD]

[Date:]

TR Global Funding V, LLC

c/o TRGP Capital Management, LLC

777 Third Avenue, 31st Floor

New York, NY  10017

E-Mail: Billing@trgpcap.com

Re:     Investment Request – Netlist, Inc.

Gentlemen:

The undersigned, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz Levin”), refers to the Investment Agreement, dated [●], 2017 (as from time to time amended, the “Investment Agreement,” the terms defined therein being used herein as therein defined), between Netlist, Inc. and TR Global Funding V, LLC (together with its successors and assigns, “Investor”), and hereby gives you notice, irrevocably, pursuant to [Section 6.1] [FOR INITIAL INVESTMENT] [Section 6.2] [FOR SUBSEQUENT INVESTMENT] of the Investment Agreement, that the undersigned hereby requests an Investment under the Investment Agreement, and in that regard sets forth below the information relating to such Funding (the “Proposed Investment”):

(i)     The amount of the Proposed Investment is $_____________.

(ii)    The account to which proceeds of the Proposed Borrowing should be      deposited is __________.

Copies of all invoices supporting the Proposed Investment are attached hereto.

Very truly yours,

cc:  Netlist, Inc. (via e-mail)

EXHIBIT B2
TO
INVESTMENT AGREEMENT

Form of Certification for Litigation Counsel Investment Request

[NETLIST INC. LETTERHEAD]

[Date:]

TR Global Funding V, LLC

c/o TRGP Capital Management, LLC

777 Third Avenue, 31st Floor

New York, NY  10017

E-Mail: Billing@trgpcap.com

Re:     Investment Request – Netlist, Inc.

Gentlemen:

The undersigned, Netlist, Inc. (“Plaintiff”), refers to (1) the Investment Agreement dated [●], 2017 (as from time to time amended, the “Investment Agreement,” the terms defined therein being used herein as therein defined), between Plaintiff and TR Global Funding V, LLC (together with its successors and assigns, “Investor”), and (2) the Investment Request, dated [●], by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (the “Mintz Levin Investment Request”).  Plaintiff has reviewed the Mintz Levin Investment Request and copies of all invoices supporting the Proposed Investment (as defined in the Mintz Levin Investment Request).

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Investment:

(A)     the representations and warranties contained in Section 2 of the Investment Agreement are true and correct on the Effective Date and on and as of the date hereof as if made on the date hereof (except to the extent any such representation or warranty speaks as of any earlier date, in which case they shall be true and correct as of such earlier date), and immediately after giving effect to the Proposed Investment and to the application of the proceeds therefrom; and

(B)     no event has occurred and is continuing, or would result from such Proposed Investment or from the application of the proceeds therefrom, which constitutes an Investor Termination Event under the Investment Agreement or Event of Default under the Security Agreement.

This Mintz Levin Investment Request is also a representation and warranty by Borrower that all other conditions specified in [Section 7.1 and Section 7.2] [Section 7.2] will be satisfied on and as of the date of the Proposed Investment.

Very truly yours,

cc: Mintz Levin (via e-mail)

EXHIBIT B3
TO
INVESTMENT AGREEMENT

Form of Plaintiff Investment Request

[NETLIST, INC. LETTERHEAD]

[Date:]

TR Global Funding V, LLC

c/o TRGP Capital Management, LLC

777 Third Avenue, 31st Floor

New York, NY  10017

E-Mail: Billing@trgpcap.com

Re:     Investment Request – Netlist, Inc.

Gentlemen:

The undersigned, Netlist, Inc. (“Plaintiff”), refers to the Investment Agreement dated [●], 2017 (as from time to time amended, the “Investment Agreement,” the terms defined therein being used herein as therein defined), between Plaintiff and TR Global Funding V, LLC (together with its successors and assigns, “Investor”), and hereby gives you notice, irrevocably, pursuant to [Section 6.1] [FOR INITIAL INVESTMENT] [Section 6.2] [FOR SUBSEQUENT INVESTMENT] of the Investment Agreement, that the undersigned hereby requests an Investment under the Investment Agreement, and in that regard sets forth below the information relating to such Funding (the “Proposed Investment”):

(ii)     The amount of the Proposed Investment is $_____________.

(ii)     The account to which proceeds of the Proposed Borrowing should be      deposited is __________.

Copies of all invoices supporting the Proposed Investment are attached hereto.

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Investment:

(A)     the representations and warranties contained in Section 2 of the Investment Agreement are true and correct on the Effective Date and on and as of the date hereof as if made on the date hereof (except to the extent any such representation or warranty speaks as of any earlier date, in which case they shall be true and correct as of such earlier date), and immediately after giving effect to the Proposed Investment and to the application of the proceeds therefrom; and

(B)     no event has occurred and is continuing, or would result from such Proposed Investment or from the application of the proceeds therefrom, which constitutes an Investor Termination Event under the Investment Agreement or Event of Default under the Security Agreement.

This Investment Request is a representation and warranty by Borrower that all other conditions specified in [Section 7.1 and Section 7.2] [Section 7.2] will be satisfied on and as of the date of the Proposed Investment.

Very truly yours,

EXHIBIT C
TO
INVESTMENT AGREEMENT

Litigation Counsel Fee Agreement

[See Attached]

Confidential Treatment Requested.  Omitted portions are marked with [*****] and have been filed separately with the Securities and Exchange Commission.

[*****]

EXHIBIT D
TO
INVESTMENT AGREEMENT

IPR Counsel Confirmations

[See Attached]

Confidential Treatment Requested.  Omitted portions are marked with [*****] and have been filed separately with the Securities and Exchange Commission.

[*****]

EXHIBIT E
TO
INVESTMENT AGREEMENT

Payment Procedures

1.     Litigation Counsel.

a.     Litigation Counsel shall remit all Investment Requests simultaneously to Investor (by email addressed to Billing@trgpcap.com) and to Plaintiff.

b.     The initial Investment Request shall be accompanied by invoices for all Litigation Costs incurred during period from January 1, 2017 through the last day of the month preceding the date of such Investment Request.

c.     Each subsequent Investment Request shall be accompanied by invoices for all Litigation Costs incurred during the month preceding the date of such Investment Request.

d.     Plaintiff shall review the Litigation Counsel invoices and submit a certification, in the form of Exhibit B2 to Investor within 10 Business Days.  Investor shall have no obligation to fund the Investment Request prior to receipt of such certification from Plaintiff.

d.     Investor shall pay the Litigation Costs included in each Investment Request within 45 days of its receipt of such Investment Request.

2.     IPR Counsel.

a.     Each IPR Counsel shall remit invoices for all IPR Costs incurred during month preceding the date of such remission to Plaintiff and not to Investor.

b.     Plaintiff shall submit Investment Requests for payment of IPR Costs directly to Investor by email addressed to Billing@trgpcap.com.

c.     The initial Investment Request for payment of IPR Costs shall be accompanied by invoices for all IPR Costs incurred during period from January 1, 2017 through the last day of the month preceding the date of such Investment Request.

d.     Each subsequent Investment Request shall be accompanied by invoices for all IPR Costs incurred during the month preceding the date of such Investment Request.

e.      Investor shall pay the IPR Costs included in each Investment Request within 45 days of its receipt of such Investment Request.

3.     Fees Generally.  Plaintiff shall review all invoices submitted to it and use its best efforts to reconcile all fees, costs and expenses that are set forth therein.  In the event that Plaintiff determines that there is a discrepancy in such invoice (e.g., overbilling, non-compliance with the Investor Billing Guidelines, mathematical error, etc.), it shall promptly notify Investor and work in good faith with Investor to rectify such discrepancy with Litigation Counsel or IPR Counsel (or the vendor or other Person on whose behalf Litigation Counsel or IPR Counsel submitted such invoice).

EXHIBIT F
TO
INVESTMENT AGREEMENT

Security Agreement

(Filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q
for the quarterly period ended July 1, 2017)

SCHEDULE 2.1.10
TO
INVESTMENT AGREEMENT

Litigation Related To The Asserted Patents

•

The ‘185, the ‘434 and the ‘501 patents were the subject of a complaint filed by Netlist on August 23, 2013, in Netlist, Inc. v. Smart Modular Technologies, Inc., Civil Action 4:13-cv-05889, pending in the Northern District of California.  On February 12, 2014, Netlist’s claims against Smart Modular were dismissed pursuant to a stipulation based on Smart Modular’s sworn statement that “SMART Modular does not and has not manufactured, used, sold, offered to sell, or imported the ULLtraDIMM storage product” and that “SMART Modular did not direct, finance, or otherwise participate in the development or production of the ULLtraDIMM line of products.”  The case was consolidated with Diablo Technologies, Inc. v. Netlist, Inc., Civil Action 4:13-cv-03901 on April 8, 2014.  On April 9, 2015, the district court granted a motion to stay the case pending inter partes review.  The case is stayed.

•

The ‘185, the ‘434 and the ‘501 patents were also the subject of a declaratory judgment complaint filed by Smart Modular Technologies, Inc. on August 23, 2013, in Smart Modular Technologies, Inc. v. Netlist, Inc., Civil Action 4:13-cv-03916, previously pending in the Northern District of California.  The case was dismissed on February 12, 2014, based on Smart Modular’s sworn statement that “SMART Modular does not and has not manufactured, used, sold, offered to sell, or imported the ULLtraDIMM storage product” and that “SMART Modular did not direct, finance, or otherwise participate in the development or production of the ULLtraDIMM line of products.”

•

The ‘185, the ‘434 and the ‘501 patents were also the subject of a declaratory judgment complaint filed by Diablo Technologies, Inc. on August 23, 2013, in Diablo Technologies, Inc. v. Netlist, Inc., Civil Action 4:13-cv-03901, previously pending in the Northern District of California.  The case was consolidated with Netlist, Inc. v. Smart Modular Technologies, Inc., Civil Action 4:13-cv-05889 on April 8, 2014, which is stayed.

SCHEDULE 2.1.11
TO
INVESTMENT AGREEMENT

Pending Litigation

•	See Schedule 2.1.10
•	The Litigation
•	Smart Modular v. Netlist, filed 9/13/12; Civil Action 2:12-cv-02319-MCE-EFB, pending in the EDCA.
•	Netlist v. Google, filed 12/4/09; Civil Action 4:09-cv-05718, pending in the NDCA (currently stayed pending completion of inter partes reexaminations)
•	Netlist v. Inphi, filed 9/22/09; Civil Action 2:09-cv-06900, pending in the CDCA (currently stayed pending completion of inter partes reexaminations)